Exhibit 99.1

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz
CFO - SVP Finance & Treasurer
1 866 447 8636
irit@ampal.com

FOR:	KM/KCSA - Investor Relations
CONTACT:	Roni Gavrielov
011-972-3-516-7620
mailto:roni@km-ir.co.il

Jeff Corbin / Marybeth Csaby
212-896-1214 / 212-896-1236
jcorbin@kcsa.com / mcsaby@kcsa.com

FOR:	PM-PR Media consultants
CONTACT:	Zeev Feiner
011-972-50-790-7890
z@pm-pr.com

Ampal Signs Option Exercise Agreement to Acquire 25% in an Ethanol Project in Colombia

Tel Aviv, Israel – January 3, 2010 –Ampal-American Israel Corporation (NASDAQ: "AMPL") announced that on on December 31, 2009 it signed an option exercise agreement with Merhav (M.N.F) Ltd. ("Merhav") pursuant to which it has exercised an existing option to convert Ampal's existing $22.249 Million loan ($20 Million plus accrued interest) into a 25% equity interest in a sugarcane ethanol production project in Colombia (the "Project") being developed by Merhav. The purchase of the 25% equity stake and the conversion of the loan is subject to the initial disbursement of a loan from Banco do Brasil, the lender providing project financing to the Project.

The Project encompasses approximately 10,000 hectares of land, and includes both agricultural and industrial sectors. All necessary permits, including environmental licenses and free trade zone approval, have been obtained by the Project.

The Project is expected to start commercial production during 2012, and reach its full production capacity of 112 million liters of Ethanol annually in 2014. As a clean energy business, the Project is able to benefit from Colombian environmental legislation that requires 10% Ethanol blending in gasoline distributed in Colombia.

Yosef A. Maiman, Chairman, President and CEO of Ampal stated, "This investment is another step in Ampal's strategy to continue investing in the energy sector, particularly environmentally friendly projects. It joins Ampal's energy related investments which include EMG, a natural gas supplier from Egypt to Israel, and Global Wind Energy, a developer of wind farms outside of Israel.”

“The Project combines the capabilities of Merhav in developing complex international projects and its abilities in Latin America with Ampal's investment strategy. It is also the largest Israeli project in Colombia and is backed by Israel’s leading technology and deep knowledge of irrigation and agriculture," Mr. Maiman concluded.

Yosef A. Maiman, Chairman, President and CEO of Ampal, is the sole owner of Merhav. Merhav is a multinational corporation with interests in a range of sectors, including energy, infrastructure projects, and agriculture. The transaction was approved by a special committee of Ampal's Board of Directors composed of Ampal’s independent directors. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. acted as financial advisors to the special committee.

About Ampal:

Ampal and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. The Company is seeking opportunistic situations in a variety of industries, with a focus on energy, chemicals, communication and related sectors. The Company’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow that Ampal can control. For more information about Ampal please visit our web site at www.ampal.com.

Safe Harbor Statement

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements.